SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-52474

                                CUSIP Number 29873X-100

                           NOTIFICATION OF LATE FILING

      (Check One): [_] Form 10-K [_] Form 11-K [_] Form 20-F [X] Form 10-Q
                   [_] Form N-SAR

               For Period Ended: June 30, 2007

                                     PART I
                             REGISTRANT INFORMATION

EuroMedia Holdings Corp.
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

Suite 800, 1395 Brickell Avenue
Address of Principal Executive Office (Street and Number)

Miami, FL 33131-3300
City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     | (a) The reasons described in reasonable detail in Part III of this
     |     form could not be eliminated without unreasonable effort or
     |     expense;
     |
     | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X]  |     thereof  will  be  filed  on or  before  the  15th  calendar  day
     |     following  the  prescribed  due date;  or the  subject  quarterly
     |     report or transition report on Form 10-Q, or portion thereof will
     |     be filed on or  before  the  fifth  calendar  day  following  the
     |     prescribed due date; and
     |
     | (c) The  accountant's  statement  or other  exhibit  required by Rule
     |     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The report on Form 10-Q cannot be timely filed because the registrant's chief financial officer who joined the registrant on May 14, 2007 requires more time to assure himself regarding the accuracy of the registrant's financial statements, procedures and controls.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Cristino L. Perez                813           963-7892
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [ ] Yes  [x] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                EuroMedia Holdings Corp.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2007            By  /s/  Cristino L. Perez
                                   Chief Financial Officer